Exhibit 4.1
AGREEMENT OF REMOVAL, APPOINTMENT AND ACCEPTANCE
THIS AGREEMENT OF REMOVAL, APPOINTMENT AND ACCEPTANCE (this “Agreement”), dated as of January 3, 2011 by and among Corporate Asset Backed Corporation, a Delaware corporation (the “Depositor”), The Bank of New York Mellon (successor to United States Trust Company of New York) a New York State chartered bank (the “Prior Trustee”), and U.S. Bank National Association, a national banking association duly organized and existing under the laws of the United States of America (the “Successor Trustee”).
RECITALS:
WHEREAS, the Depositor and the Prior Trustee are parties to that certain Amended and Restated Trust Agreement (the “Trust Agreement”), dated as of March 25, 1999, and that certain Standard Terms and Provisions of Series Trust Agreement, dated as of March 25, 1999 (the “Standard Terms”, and collectively with the Trust Agreement, the “Trust Documents”);
WHEREAS, Section 5.11 of the Standard Terms provides that Depositor may at any time remove the Trustee, and such removal shall take effect upon the appointment of a successor Trustee and its acceptance of such appointment;
WHEREAS, Depositor desires to remove Prior Trustee, as Trustee, and appoint Successor Trustee, as Trustee, under the Trust Documents; and
WHEREAS, Successor Trustee is willing to accept such appointment as successor Trustee under the Trust Documents;
NOW, THEREFORE, the Depositor, Prior Trustee and Successor Trustee, for and in consideration of the premises and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, hereby consent and agree as follows:
ARTICLE 1
THE PRIOR TRUSTEE
Section 1. Prior Trustee hereby accepts and agrees to Depositor’s removal of Prior Trustee, as Trustee under the Trust Documents.
Section 2. Prior Trustee hereby represents and warrants to Successor Trustee that:
(a) No covenant or condition contained in the Trust Documents has been waived by Prior Trustee or, to the knowledge of responsible officers of Prior Trustee’s corporate trust department, by the Holders of the percentage in aggregate principal amount of the Certificates (as defined in the Trust Documents) required by the Trust Documents to effect any such waiver.
(b) There is no action, suit or proceeding pending or, to the knowledge of responsible officers of Prior Trustee’s corporate trust department, threatened against Prior Trustee before any court or any governmental authority arising out of any act or omission of Prior Trustee as Trustee under the Trust Documents.

(c) As of the effective date of this Agreement, Prior Trustee will hold no moneys or property under the Trust Documents.
(d) Prior Trustee has duly authenticated and delivered FIFTY-TWO MILLION, SIX HUNDRED AND FIFTY THOUSAND dollars ($52,650,000.00) aggregate principal amount of the Certificates, all of which are outstanding as of the effective date hereof.
(e) Each person who so authenticated the Certificates was duly elected, qualified and acting as an officer or authorized signatory of Prior Trustee and empowered to authenticate the Certificates at the respective times of such authentication and the signature of each such person appearing on such Certificates is each such person’s genuine signature.
(f) This Agreement has been duly authorized, executed and delivered on behalf of Prior Trustee and constitutes its legal, valid and binding obligation, enforceable in accordance with its terms.
(g) To the knowledge of responsible officers of the Prior Trustee’s corporate trust department, no Event of Default has occurred under the Trust Documents.
Section 3. Prior Trustee hereby assigns, transfers, delivers and confirms to Successor Trustee all right, title and interest of Prior Trustee in and to the trust under the Trust Documents and all the rights, powers and trusts of the Trustee under the Trust Documents. Prior Trustee shall execute and deliver such further instruments and shall do such other things as Successor Trustee may reasonably require so as to more fully and certainly vest and confirm in Successor Trustee all the rights, powers and trusts hereby assigned, transferred, delivered and confirmed to Successor Trustee, as Trustee.
Section 4. Promptly after the effective date of this Agreement, the Prior Trustee shall cause a notice to be sent to the Rating Agencies (as defined in the Trust Documents) of its removal.
Section 5. Prior Trustee shall deliver to Successor Trustee, as of or promptly after the effective date hereof, all of the documents listed on Exhibit A hereto.
ARTICLE 2
THE DEPOSITOR
Section 1. Pursuant to Section 5.11 of the Standard Terms, the Depositor has delivered written notice to the Prior Trustee and the Rating Agencies of the removal of such Prior Trustee.
Section 2. The Depositor hereby certifies that it has duly authorized certain officers of the Depositor to: (a) remove Prior Trustee, as Trustee under the Trust Documents; (b) appoint Successor Trustee as Trustee under the Trust Documents; and (c) execute and deliver such agreements and other instruments as may be necessary or desirable to effectuate the succession of Successor Trustee as Trustee under the Trust Documents.
Section 3. The Depositor hereby appoints Successor Trustee as Trustee under the Trust Documents to succeed to, and hereby vests Successor Trustee with, all the rights, powers, duties and obligations of Prior Trustee with like effect as if originally named as Trustee in the Trust Documents.

Section 4. The Depositor hereby represents and warrants to Prior Trustee and Successor Trustee that:
(a) The Depositor is a corporation duly and validly organized and existing pursuant to the laws of the State of Delaware.
(b) Each Trust Document was validly and lawfully executed and delivered by the Depositor and the Certificates were validly issued by the Depositor.
(c) The Depositor will continue to perform and fulfill after the date hereof, each covenant, agreement, condition, obligation and responsibility under each of the Trust Documents.
(d) No event has occurred and is continuing which is, or after notice or lapse of time would become, an Event of Default under the Trust Documents.
(e) No covenant or condition contained in the Trust Documents has been waived by the Depositor or, to the best of the Depositor’s knowledge, by Holders of the percentage in aggregate principal amount of the Certificates required to effect any such waiver.
(f) There is no action, suit or proceeding pending or, to the best of the Depositor’s knowledge, threatened against the Depositor before any court or any governmental authority arising out of any act or omission of the Depositor under the Trust Documents.
(g) This Agreement has been duly authorized, executed and delivered on behalf of the Depositor and constitutes its legal, valid and binding obligation, enforceable in accordance with its terms.
(h) All conditions precedent relating to the appointment of Successor Trustee, as successor Trustee, under the Trust Documents have been complied with by the Depositor.
ARTICLE 3
THE SUCCESSOR TRUSTEE
Section 1. Successor Trustee hereby represents and warrants to Prior Trustee and to the Depositor that:
(a) Successor Trustee is not disqualified and is eligible to act as Trustee in accordance with the provisions of the Trust Documents, including Section 5.11 of the Standard Terms.
(b) This Agreement has been duly authorized, executed and delivered on behalf of Successor Trustee and constitutes its legal, valid and binding obligation, enforceable in accordance with its terms.
Section 2. Successor Trustee hereby accepts its appointment as successor Trustee under the Trust Documents and accepts the rights, powers, duties and obligations of Prior Trustee as Trustee under the Trust Documents, upon the terms and conditions set forth therein, with like effect as if originally named as Trustee under the Trust Documents.
Section 3. References in the to principal office or other similar terms shall be deemed to refer to the principal corporate trust office of Successor Trustee, which is presently located at 100 Wall Street, Suite 1600, New York, New York 10005.
Section 4. Promptly after the effective date of this Agreement, the Successor Trustee shall cause a notice to be sent to the Rating Agencies of its appointment.

ARTICLE 4
MISCELLANEOUS
Section 1. Except as otherwise expressly provided herein or unless the context otherwise requires, all terms used herein which are defined in the Trust Documents shall have the meanings assigned to them in the Trust Documents.
Section 2. Prior Trustee hereby acknowledges payment or provision for payment in full by the Depositor of compensation for all services rendered by Prior Trustee in its capacity as Trustee under the Trust Documents and reimbursement in full by the Depositor of the expenses, disbursements and advances incurred or made by Prior Trustee in its capacity as Trustee in accordance with the provisions of the Trust Documents. No reimbursement to the Depositor of any fees or charges previously paid to the Prior Trustee is required. Prior Trustee acknowledges that it relinquishes in full any lien it may have upon all property or funds held or collected by it to secure any amounts due it pursuant to the provisions of the Trust Documents. The obligations of the Depositor to the Prior Trustee under Section 5.12 of the Standard Terms survive the removal of the Prior Trustee in accordance with said section.
Section 3. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof.
Section 4. This Agreement sets forth the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior or contemporaneous agreements, proposals, understandings and representations, written or oral, between the parties with respect to the subject matter hereof. If any provision of this Agreement is held to be invalid, illegal or unenforceable, all other provisions will nevertheless continue in full force and effect.
Section 5. This Agreement may be executed in any number of counterparts each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Agreement and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Agreement as to the parties hereto and may be used in lieu of an original of this Agreement for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF transmission shall be deemed to be their original signatures for all purposes.
[Signature page to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement of Removal, Appointment and Acceptance to be duly executed, all as of the day and year first above written.

Corporate Asset Backed Corporation as the Depositor
By:	/s/ George Baldwin
	Name:	George Baldwin
	Title:	Vice President

By:	/s/ Geoffrey Limroth
	Name:	Geoffrey Limroth
	Title:	Vice President

The Bank of New York Mellon as Prior Trustee
By:	/s/ Stacey B. Poindexter
	Name:	Stacey B. Poindexter
	Title:	Vice President

U.S. Bank National Association as Successor Trustee
By:	/s/ David J. Kolibachuk
	Name:	David J. Kolibachuk
	Title:	Vice President

EXHIBIT A
DOCUMENTS
1.	Amended and Restated Trust Agreement.
2.	Standard Terms and Provisions of Series Trust Agreement.
3.	File of closing documents from initial issuance, and any issuances thereafter.
4.	Copies of the most recent of each of the SEC reports delivered by the Depositor pursuant to the Trust Documents.
5.
Certified list of Holders, including certificate detail and all “stop transfers” and the reason for such “stop transfers” (or, alternatively, if there are a substantial number of registered Holders, the computer tape reflecting the identity of such Holders).

6.	Any documents, if any, that in the commercially reasonable opinion of the Prior Trustee/Successor Trustee are necessary to carry out the duties and responsibilities of the Trustee.